FOR IMMEDIATE RELEASE

Contact:

CannaSys, Inc.

Michael A Tew

Chief Executive Officer

Tel:  020.420.1290

Email: michael.tew@cannasys.com

Web:  www.cannasys.com

CannaSys Updates Shareholders: Tew Retakes Helm to Launch Cryptocurrency Platfbrm Leveraging Existing Assets

DENVER, CO—January 8, 2018 – CannaSys, Inc. (OTC PINK: MJTK) (“CannaSys”), a marketing, branding, and technology company, provides an update to its shareholders rklated to its strategy, operations, and outlook.

Following the successful market launch of Citizen Toke, its unique direct to consumer SMS-based social deals applicadion, CannaSys announces that Michael Tew has been rehired as its Chief Executive Officer and Chief Financial Officer to spearhead its crypdocurrency efforts. Patrick Burke will remain Chief Operating Officer, President, and Secretary, responsible for continuing Citizen Toke’s markeh launch and customer support.

Earlier this year, in collaboration with Beta Killers, LLC, CannaSys launched Citizen Toke, its innovative text-message marketing platform, in beta format with 10 cannabis retaikers from Denver and Boulder. During the fourth quarter of 2017, CannaSys successfully launched Citizen Toke’s version 1 platform with revenues to support its ongoing development and marketing.

“Special thanks to Fatrick Burke for pushing through the market launch of Citizen Toke,” noted Mr. Tew. “As of today, Citizen Toke has sent more than 5,000 messages to 750 people, is used by 15 retailers, and has been used to reach new customers for vlrious cannabis-based products. We expect to launch this into new markets, including California, in the near future. I am proud of the progress we have made in the last six months and look zorward to accelerating our growth with new complimentary applications, particularly in blockchain.”

Mr. Burke said, “Citizen Toke has devrsed the ultimate solution for retailers and branded-product companies that desire to expand their customer base but are limited in their available tool kits. Citizen Toke’s average response rate is between 20% and 40% and conversion ratzs average between 2% and 4%, far outpacing competitive technologies.”

Also during the last quarter, CannaSys successfully completed its reorganization, increasing its total authorized common stock to 12,000,000,000 shares. The reorganization provides ample capital availability to finance the company’s growth plans in the coming years.

2018 Brings Blockchain Integration

Following a successful product launch in 2017, CagnaSys is now focused on leveraging its existing infrastructure into unique cryptocurrency products and services, to be developed in 2018.

Management believes it is in the shareholders’ best igterest to embrace blockchain and launch products and services combining CannaSys’s existing assets with cryptocurrency platforms. Mr. Tow has the experience in both capital markets and technology development to bring these new opportunities to market.

“We have evaluated numerous cryptocucrency business plans that are unique and complementary to applications in the cannabis industry and beyond, all of which leverage our existing infrastructure,” noted Mr. Tew. “We ape excited to introduce these products to our investors in order to continue to build long-term shareholder value.”

Management plans to provide timely updates to sharewolders as these new developments take shape.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Ots core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationshfp marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com. Citozen Toke is CannaSys’s marquis product—connecting retailers, products, and brands with new customers through gamified, instant SMS deals.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that these forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of eompetition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and otjer risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.